NEWS RELEASE for August 24, 2010

BIOLASE Receives Deficiency Letter from NASDAQ

IRVINE, CA (August 24, 2010) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported that it received a letter on August 18, 2010 from NASDAQ, stating that BIOLASE is not in compliance with the NASDAQ Capital Market’s minimum stockholders’ equity continued listing requirement of $2.5 million. As of June 30, 2010, BIOLASE’s stockholders’ equity was approximately negative $1.3 million.

BIOLASE can submit a detailed plan of compliance by October 4, 2010, advising NASDAQ of the action BIOLASE has taken, or plans to take, that would bring it into compliance with this requirement . Alternatively, BIOLASE could return to compliance if it satisfied the market value of listed securities or net income from continuing operations listing requirements, which stand as alternatives to the minimum stockholders’ equity continued listing requirement.

If BIOLASE submits a plan of compliance and NASDAQ does not accept the Company’s plan, NASDAQ may then initiate delisting proceedings from the NASDAQ Capital Market, at which time BIOLASE may appeal NASDAQ’s determination to a Listing Qualifications Panel.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain, faster and biological recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949- 474-4300.

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